Supplement No. 2 Dated August 31, 2009 (To Prospectus dated April 13, 2009)	Rule 424(b)(3) Registration No. 333-153829
GENSPERA, INC.

6,012,400
Common Shares

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain prospectus, dated April 13, 2009 (“Prospectus”), of GenSpera, Inc. (”Company) as well as all prior supplements thereto. This supplement is not complete and may not be delivered or used except in connection with the original Prospectus and all supplements thereto. The Prospectus relates to the resale of up to 6,012,400 shares of our common stock by the selling shareholders identified in the Prospectus.

The information contained herein supplements, modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 5 of the prospectus dated April 13, 2009, for risk factors and information you should consider before you purchase shares.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Described below are acts or events that constitute a substantive change from or addition information to the information set forth in the Prospectus:

•	Anthony Salino has voting and dispositive control with respect to the securities being offered by Mercer Capital, Ltd.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this supplement and any other supplements previously filed. This supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the Prospectus.